Exhibit 99.1
Repros Therapeutics Inc. Reports Second Quarter 2008 Financial Results
THE WOODLANDS, Texas—( BUSINESS WIRE)—Repros Therapeutics (NasdaqGM:RPRX) today announces financial results for the second quarter ended June 30, 2008.
Financial Results
Total revenues which consisted of only interest income decreased 79% to $91,000 for the three-month period ended June 30, 2008 as compared to $442,000 for the same period in the prior year and decreased 53% to $359,000 for the six-month period ended June 30, 2008 as compared to $759,000 for the same period in the prior year. The decrease in interest income for the three-month and six-month periods ended June 30, 2008 is primarily due to lower combined cash, cash equivalents and marketable securities balances and reduced interest rate yields.
Research and development expenses, including contracted clinical activities, regulatory affairs and general research expenses increased 71% to $5.5 million for the three-month period ended June 30, 2008 from $3.2 million for the same period in the prior year and increased 87% to approximately $11.6 million for the six-month period ended June 30, 2008 as compared to $6.2 million for the same period in the prior year. The increase in R&D expenses for the three-month period ended June 30, 2008 as compared to the same period in the prior year is primarily due to an increase of $2.5 million in our current clinical and preclinical activities, partially offset by a decrease in manufacturing activities of $435,000. The increase in R&D expenses for the six-month period ended June 30, 2008 as compared to the same period in the prior year is primarily due to an increase of $5.9 million in our current clinical and preclinical activities, partially offset by a decrease in manufacturing activities of $785,000.
General and administrative expenses increased 13% to $689,000 for the three-month period ended June 30, 2008 from $609,000 for the same period in the prior year and remained constant at approximately $1.5 million for the six-month periods ended June 30, 2008 and 2007. The increase in expenses for the three-month period ended June 30, 2008 as compared to the same period in the prior year is primarily due to an increase in professional services of $106,000. Although the expenses for the six-month periods ended June 30, 2008 and 2007 remained constant, there was a decrease in non-cash stock compensation expense of $117,000, partially offset by an increase in professional services of $96,000.
Net loss for the three-month period ended June 30, 2008, was ($6.1) million or ($0.48) per share as compared to a net loss of ($3.4) million or ($0.26) per share for the same period in 2007 and was ($12.8) million or ($1.00) per share as compared to a net loss of ($7.0) million or ($0.57) per share for the same period in the prior year. We incurred increased expenses in the three-month and six-month periods ended June 30, 2008 as compared to the same period in 2007 primarily due to increased clinical development activities during that period relating to our Proellex® clinical program.

As of June 30, 2008, we had cash, cash equivalents and marketable securities of approximately $13.7 million as compared to $25.9 million at December 31, 2007. As of June 30, 2008 we had 12,774,904 shares of common stock outstanding.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income
Interest income	$91	$442	$359	$759

Total revenues and other income	91	442	359	759

Expenses
Research and development	5,475	3,207	11,640	6,235
General and administrative	689	609	1,485	1,549

Total expenses	6,164	3,816	13,125	7,784

Net loss	$(6,073)	$(3,374)	$(12,766)	$(7,025)

Net loss per share — basic and diluted	$(0.48)	$(0.26)	$(1.00)	$(0.57)

Weighted average shares used in loss per share calculation:
Basic	12,775	12,775	12,775	12,268
Diluted	12,775	12,775	12,775	12,268
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
Cash and cash equivalents	$12,803	$1,779
Marketable securities	900	24,124
Other currents assets	776	479
Fixed assets (net)	38	47
Patents (net)	1,414	1,170

Total assets	$15,931	$27,599

Accounts payable and accrued expenses	$4,246	$3,539
Stockholders’ equity	11,685	24,060

Total liabilities and stockholders’ equity	$15,931	$27,599

Contact:	Joseph S. Podolski President & CEO (281) 719-3447